EXHIBIT 10.24
2007 Base Salaries and Fiscal Year 2006 Bonuses for Named Executive Officers

Name and Title	Salary	Bonus
Hollings C. Renton Chairman of the Board, President and Chief Executive Officer	$565,000	$205,000

Henry J. Fuchs, M.D. Executive Vice President and Chief Medical Officer	$405,000	$125,000

Laura A. Brege (1) Executive Vice President and Chief Business Officer	$390,000	$125,000

Edward F. Kenney Executive Vice President and Chief Commercial Officer	$370,000	$110,000

Gregory W. Schafer (2) Vice President and Chief Financial Officer	$285,000	$72,540
(1)	Ms. Brege’s 2006 bonus includes a $50,000 sign-on bonus given in connection with her offer letter, dated May 19, 2006.

(2)	Mr. Schafer’s 2006 bonus includes a $35,000 sign-on bonus given in connection with his offer letter, dated July 7, 2006.